Exhibit 99.1

Gulf Resources Announces the Receipt of Closing Notice of Bromine Factories #3, 4, and 11

SHOUGUANG, China, Sept. 26, 2018 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China, today announces it will have to close its three bromine factories (No. 3, No. 4, and No. 11.) pursuant to a closing notice that the Company received from the People's Government of Yangkou Town, Shouguang City dated September 21, 2018. An unofficial full translation of the closing notice is set forth below:

“According to the requirements imposed on Shandong bromine production enterprises by the national environmental protection inspection and the transformation and upgrading of the chemical industry in 2017, all bromine production enterprises must meet the goal of co-production of bromine and crude salt. After the bromine is extracted, the brine water must be treated with sun-dried salt and cannot be discharged directly. For bromine production enterprises that fail to meet the requirements for co-production of bromine and crude salt, they will be forced to close.

Recently, the city formed a joint inspection team to conduct a comprehensive on-site inspection of the city's bromine production enterprises. Most of the crude salt fields surrounding your company's Factory No.3, Factory No.4, and Factory No.11 have been reclaimed as cultivated land or construction land. Under this circumstance, your company's Factory No.3, Factory No.4, and Factory No.11 cannot meet the requirements for bromine and crude salt co-production. After research and consideration, it’s decided to shut down your bromine Factory No.3, Factory No.4, and Factory No.11. Your company should handle the production equipment and facilities by itself. The land lease agreements signed by and among the company and the local villages should be settled by negotiation. For the remaining bromine factories with the area of crude salt field that can be matched with bromine production of those bromine factories, they can start production after the completion of the project approval, planning approval, land use rights approval and environmental protection assessment approval in accordance with the “Notice on Accelerating the Special Renovation of Violating Chemical Enterprises” (Lu Jing Xin Yuan [2018] No. 205). Production should be carried out in accordance with relevant government regulations and bromine and crude salt co-production requirements.”

As noted in recent press releases, the management of Gulf Resources had expected that these three factories might be forced to close if it could not find a solution to address. The co-production of bromine and crude salt based upon the new requirements that were implemented in 2017. As a result, the company did not spend as much money on rectification for these factories as it did on the others.

In closing these factories, the Company expects to take a write-off; although the amount is difficult to be estimated at this time. These factories have a net asset value of approximately $23.7 million (including approximately $382K spend on rectification). Gulf Resources may have to bear the cost approximately $200-300K of dismantling these factories. While much of the equipment will be disposed of, some of the newer equipment may be moved to the Company’s other factories. The Company will also negotiate with the local villages over the land leases. The Company expects to receive some land lease fees for return of the land.

Mr. Liu Xiaobin, the CEO of Gulf Resources stated, “The government is forcing the closure of many factories in Shandong Province. While we would have preferred to retain all of our factories, if we can maintain operations and production at 7 out of our 10 factories, we believe we will be doing better than many of our competitors. We also believe that with the closing of many factories, pricing will remain high and that we can operate the seven factories at higher levels of utilization, to partially compensate for the closed factories.”

Gulf Resources believes the issues related to crude salt and bromine at the remaining factories are almost resolved. While it still needs approvals for project approval, planning approval, land use rights approval and environmental protection assessment approval, the local government is actively working with us. Six of our factories previously passed inspections. The Company also believes it has come up with a solution with a third party to build an aqueduct for factory #10.

The final step in the process will be the repair of the aqueducts, brine water reservoir, crude salt pans, wells, roads, and factories from the damages caused by the recent floods. Assuming these factories are all approved, the Company estimates the costs of repairing and rebuilding due to the flood damages will be $8-10 million.

As part of the flood repair process, Gulf Resources will first focus on the aqueducts. Then it will repair the brine water reservoir and crude salt pans, Next it will repair each of the wells that have been covered with debris from the flood. It will also have to repair some of the roads that lead to the factories. The roads within the factories themselves did not sustain much damage. Finally, it will repair the water damage to the factories themselves.

“We have been through a long and difficult process,” Mr. Liu stated, “but we believe we are now on a path to reopening seven of our factories, hopefully by the beginning of next year.”

“Our new chemical factory had already received part of the approvals, we are moving ahead on receiving the rest approvals for it. The company is also doing testing at our natural gas well in Sichuan, which may start trial production by fourth quarter of 2018.” Mr. Liu concluded. “We appreciate the support of our long-term shareholders and want to assure you that we are working diligently to restore our operations and return to profitability.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries' business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com